Exhibit (6)(e)

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is made as of April 7, 2015, by BeautyKind, LLC, a Texas limited liability company (“Debtor”) in favor of Buaite Againn, LLLP, a Wyoming limited liability limited partnership (“Secured Party”).

To secure the payment and performance of each and all of the Debtor’s debts, liabilities, obligations, covenants, warranties, and duties to the Secured Party under (a) that certain Mezzanine Loan Agreement of even date herewith by and between the Secured Party, the Debtor, as acknowledged and agreed to by We-Commerce Holdings, LLC (the “Pledgor”), and John H. Davis (individually the “Guarantor”), as the same may be amended from time to time (the “Loan Agreement”) and (b) that certain Promissory Note of Debtor of even date herewith in the aggregate principal amount of $2,000,000.00 in favor of Secured Party, as the same may be amended from time to time (the “Note”), whether liquidated or unliquidated, whether absolute or contingent, and including principal, interest, fees, expenses and charges relating to any of the foregoing (the “Secured Obligations”), Debtor hereby agrees as follows:

1.          Security Interest and Collateral. Debtor hereby grants to Secured Party a security interest (the “Security Interest”) in the following property (collectively referred to as the “Collateral”):

(a)          all of its accounts, accounts receivable, contract rights, general intangibles, chattel paper, instruments, documents, promissory notes, deposit accounts, funds on deposit with Secured Party, investment property, investment securities, financial assets, letter of credit rights, electronic chattel paper, software, supporting obligations, payment intangibles, commercial tort claims and all other personal property, whether now owned or hereafter acquired, including without limitation, all lease receivables and note receivables, all cash, notes, drafts and acceptances arising therefrom, all returned and repossessed goods arising from or relating to any such accounts, or other proceeds of any sale, lease or other disposition of inventory, all tradenames, trademarks, patents and other licenses, and all proceeds (including insurance proceeds) and products thereof;

(b)          all of its inventory, whether now owned or hereafter acquired, including, without limitation, all raw materials, goods in process, finished goods and other tangible personal property held for sale or lease or furnished or to be furnished under contracts for service or used or consumed in Debtor's trade or business and all additions, accessions, substitutions, attachments and replacements thereto and all contracts with respect thereto and all documents of title evidencing or representing any part thereof and all products and proceeds (including insurance proceeds) thereof; and

(c)          all of its machinery, equipment, rolling stock, furniture, fixtures and personalty of every nature and description, whether now owned or hereafter acquired, and all appurtenances, accessions and additions thereto and substitutions and replacements therefor, wheresoever located, including all tools, parts and accessories used in connection therewith, and all products and proceeds thereof (including insurance proceeds).

All terms used herein that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the "UCC").

2.          Representations, Warranties and Covenants. Debtor hereby represents and warrants to, and covenants and agrees with, Secured Party as follows:

a.          The principal executive office of Debtor is located at the address set forth below, and Debtor keeps and will keep all of its books and records related to the Collateral at such address:

Address for	6101 W. Centinela Avenue
Debtor:	Culver City, CA 90230

b.           Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter acquired or arising) and will maintain absolute title to each item of Collateral free and clear of all claims, hypothetical and direct, security interests, liens and encumbrances, except the Security Interest and other liens expressly consented to by Secured Party (the foregoing items are collectively referred to herein as the “Permitted Interests”), and will defend the Collateral against all claims or demands of all persons other than Secured Party and those holding Permitted Interests. Debtor will not sell, assign, settle or otherwise dispose of the Collateral or any interest therein.

c.           All rights to payment and all instruments, documents, chattel papers and other agreements constituting or evidencing Collateral are (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set-off or counterclaim (other than those arising in the ordinary course of business) of each account debtor or other obligor named therein or in Debtor’s records pertaining thereto as being obligated to pay such obligation. Debtor will not agree to modify, amend or cancel any such obligation (other than those arising in the ordinary course of business) without Secured Party’s prior written consent, nor will Debtor subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

d.           Debtor will (i) other than taxes and other governmental charges contested in good faith and by appropriate proceedings, promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest; (ii) keep all Collateral free and clear of all security interests, liens and encumbrances except the Permitted Interests; (iii) keep accurate and complete records pertaining to the Collateral and Debtor’s business and financial condition; (iv) promptly notify Secured Party of any material loss or damage to any Collateral in excess of $50,000 or of any material adverse change, known to Debtor, in the prospect of payment of any sums due on or under any instrument, chattel paper or account constituting Collateral in excess of $50,000; (v) execute, deliver or endorse any and all instruments, documents, assignments, security agreements and other agreements and writings which Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party’s rights under this Agreement; and (vi) not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance.

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e.           If Debtor at any time fails to perform or observe any agreement contained in paragraph (d) above, and such failure shall continue for a period of 5 calendar days after Secured Party gives Debtor written notice thereof, Secured Party may (but need not) (i) perform or observe such agreement on behalf of Debtor (or, at Secured Party’s option, in Secured Party’s own name), and (ii) take any and all other actions which Secured Party may reasonably deem necessary to cure or correct such failure (including without limitation the payment of taxes, the satisfaction of security interests, liens or encumbrances (other than Permitted Interests), the performance of obligations under contracts or agreements with account debtors or other obligors, the procurement and maintenance of insurance, the execution of financing statements, the endorsement of instruments, and the procurement of repairs, transportation or insurance).

f.            Debtor shall do nothing to impair the rights of Secured Party in the Collateral. Without the prior written consent of Secured Party, Debtor shall not grant any extension of time for any payment with respect to the Collateral, or compromise, compound, or settle any of the Collateral, or release in whole or in part any person or entity liable for payment with respect to the Collateral, or allow any credit or discount for payment with respect to the Collateral other than normal trade discounts granted in the ordinary course of business, or release any lien, security interest, or assignment securing the Collateral, or otherwise amend or modify any of the Collateral.

g.           Debtor shall not sell, lease, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party, except Debtor may sell inventory in the ordinary course of business.

h.           Debtor shall be responsible for any loss of or damage to the Collateral. Debtor shall maintain insurance on the Collateral.

i.            Debtor shall permit Secured Party and its representatives to examine or inspect the Collateral wherever located and to examine, inspect, and copy Debtor's books and records at any reasonable time no more than once per quarter.

j.            Debtor shall promptly notify Secured Party of (a) any lien, security interest, encumbrance, or claim made or threatened against the Collateral except as otherwise allowed herein, and (b) any material change in the Collateral, including, without limitation, any material damage to or loss of the Collateral.

k.          Debtor shall not, without the prior written consent of Secured Party, change its name, organizational structure or state of organization (including, without limitation, through any merger or reorganization). Debtor shall not do business under any trade name, unless such trade name has been disclosed to Secured Party. Debtor shall not change its principal place of business, chief executive office, or the place where it keeps its books and records unless it shall have given Secured Party prior written notice thereof and shall have taken all action deemed necessary or desirable by Secured Party to cause its security interest in the Collateral to be perfected with the priority required by this Agreement.

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1.          Debtor shall keep accurate and complete books and records of the Collateral and Debtor's business and financial condition in accordance with generally accepted accounting principles consistently applied. Debtor shall from time to time at the request of Secured Party deliver to Secured Party such information regarding the Collateral and Debtor as Secured Party may request, including, without limitation, lists and descriptions of the Collateral and evidence of the identity and existence of the Collateral. Debtor shall mark its books and records to reflect the security interest of Secured Party under this Agreement.

m.          Debtor shall cause each landlord of real property leased by Debtor after the Closing Date (as defined in the Loan Agreement) to execute and deliver instruments satisfactory in form and substance to Secured Party by which such landlord waives or subordinates its rights, if any, in the Collateral.

n.          At any time and from time to time, upon the request of Secured Party, and at the sole expense of Debtor, Debtor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement. Debtor shall promptly endorse and deliver to Secured Party all documents, instruments, and chattel paper that it now owns or may hereafter acquire.

3.           Rights of Secured Party; Power of Attorney. Debtor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Debtor or in its own name, upon the occurrence of an uncured Event of Default, to take any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time deems necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, Debtor hereby gives Secured Party the power and right on behalf of Debtor and in its own name to do any of the following, upon the occurrence of an Event of Default, without the consent of Debtor:

(a)         to demand, sue for, collect, or receive in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title, or any other instruments for the payment of money under the Collateral or any policy of insurance;

(b)        to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(c)         to send requests for verification to account debtors and other obligors;

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(d)          (i) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (ii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (v) to insure, and to make, settle, compromise, or adjust claims under any insurance policy covering any of the Collateral; and (vi) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Debtor's expense, at any time, or from time to time, all acts and things which Secured Party reasonably deems necessary to protect, preserve, or realize upon the Collateral and Secured Party's security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its willful misconduct. This power of attorney is conferred on Secured Party to protect, preserve, and realize upon its security interest in the Collateral. Secured Party shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve, or maintain any security interest or lien given to secure the Collateral.

4.          Performance by Secured Party. Subject to the notice and cure periods provided in the Loan Agreement, If Debtor fails to perform or comply with any of its agreements contained herein, Secured Party itself may, at its sole discretion, cause or attempt to cause performance or compliance with such agreement and the expenses of Secured Party, together with interest thereon at the Default Rate (as defined in the Loan Agreement), shall be payable by Debtor to Secured Party on demand and shall constitute Obligations secured by this Agreement. Notwithstanding the foregoing, it is expressly agreed that Secured Party shall not have any liability or responsibility for the performance of any obligation of Debtor under this Agreement, except to the extent of Secured Party’s gross negligence or willful misconduct.

5.          Assignment by Secured Party. Secured Party may from time to time with notice to Debtor, assign the Obligations and any portion thereof and the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of Secured Party under this Agreement in relation thereto.

6.          Financing Statements. Debtor expressly authorizes Secured Party to file financing statements showing Debtor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in any jurisdiction showing Debtor as debtor covering all or any portion of the Collateral. Such financing statements may describe the Collateral as "all assets of Debtor, whether now owned or hereafter acquired", or similar language.

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7.           Remedies. Upon the occurrence of a breach or default under the Loan Agreement or an Event of Default under the Note, Secured Party may exercise any one or more of the following rights or remedies if any of the Secured Obligations are not paid when due: (i) exercise and enforce any or all rights and remedies available after default to a secured party under the Texas Uniform Commercial Code, including but not limited to the right to take possession of any Collateral and the right to sell, lease or otherwise dispose of or use any or all of the Collateral; (ii) examine or inspect any Collateral, wherever located, and examine, inspect and copy Debtor’s books and records pertaining to the Collateral and its business and financial condition; (iii) send requests to account debtors or other obligors for verification of amounts owed to Debtor; (iv) require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties; and (v) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor or against any other person or property. If notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given in writing (in the manner specified in Section 4 hereof) at least ten calendar days prior to the date of intended disposition or other action.

8.           General Provisions.

a.           This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party’s rights or remedies.

b.           All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

c.           All notices to be given to Debtor shall be deemed sufficiently given at the time of receipt after deposit in the United States mails, registered or certified, postage prepaid, or when personally delivered to Debtor at its address set forth in Section 2(a) above or such other address as Debtor may inform Secured Party in writing.

d.           Secured Party shall preserve any rights that Debtor may have against any other party, shall realize on the Collateral the highest value reasonably possible, and shall apply any cash proceeds of Collateral towards satisfaction of the Secured Obligations. With respect to Collateral in the possession or control of Secured Party, as a standard for determining commercial reasonableness Secured Party need not liquidate, collect, sell or otherwise dispose of any of the Collateral that Secured Party believes, in good faith, would not be commercially reasonable, would subject Secured Party to third-party claims or liability, that other potential purchasers could be attracted or a better price could be obtained if Secured Party held such Collateral for up to one year.

e.           This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective heirs, representatives, successors and assigns and shall take effect when signed by Debtor and accepted by Secured Party. Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement.

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f.            Except to the extent otherwise required by law, this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts-of-law principles and, unless the context otherwise requires, all terms used herein which are defined in Articles 1 and 9 of the Uniform Commercial Code, as in effect in said state shall have the meanings therein stated and all capitalized terms used herein which are defined in the Loan Agreement shall have the meanings stated therein. THE UNDERSIGNED HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN DALLAS COUNTY, TEXAS, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATED TO THIS AGREEMENT, THE LOAN AGREEMENT, THE NOTE OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING.

g.           If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Secured Obligations.

h.           All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

i.            In the event Secured Party seeks to take possession of any or all of the Collateral by judicial process, Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

j.            The obligations of Debtor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release or subordination of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations. Secured Party shall not have any liability or responsibility for the performance of any obligation of Debtor under this Agreement.

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k.         THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Signature Page Follows]

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IN Witness Whereof, Debtor has executed and delivered to Secured Party this Security Agreement as of the date first above written.

BEAUTYKIND, LLC

By:	/s/ Neil S. Waterman III
Neil S. Waterman, III, authorized representative

BUAITE AGAINN, LLLP
By: Élevage Capital Management, LLC
Its: General Partner

By:	/s/ E. Pierce Marshall
E. Pierce Marshall, Jr., President

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